Exhibit 10.7

INTELLECTUAL PROPERTY CROSS LICENSE AGREEMENT

This INTELLECTUAL PROPERTY CROSS LICENSE AGREEMENT (this “Agreement”), dated as of             , 2014 (the “Effective Date”), is made and entered into by and between General Electric Company, a New York corporation (“GE”) and General Electric Capital Corporation, a Delaware corporation (“GECC”), on the one hand, and Synchrony Financial, a Delaware corporation (“Company”), on the other hand.

WHEREAS, GE, GECC and Company previously entered into that certain Master Agreement, dated as of             , 2014 (as amended, modified or supplemented from time to time in accordance with its terms, the “Master Agreement”);

WHEREAS, the Master Agreement requires the execution and delivery of this Agreement by the parties hereto as of the Effective Date;

WHEREAS, GE and its Affiliates Control certain Intellectual Property that they desire to license to Company and its Subsidiaries in accordance with the terms, and subject to the conditions, set forth herein; and

WHEREAS, Company and its Subsidiaries Control certain Intellectual Property that they desire to license to GE and its Affiliates in accordance with the terms, and subject to the conditions, set forth herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to such terms in the Master Agreement. The following capitalized terms used in this Agreement shall have the meanings set forth below:

(a) “Company Intellectual Property” means Intellectual Property that is (i) Controlled by Company and its Subsidiaries as of the Effective Date or the date it is assigned to Company and such Subsidiaries pursuant to the Master Agreement and (ii) in Use, held for Use or Contemplated To Be Used by GE and its Affiliates as of the Effective Date or the date of such assignment.

(b) “Contemplated To Be Used” means that there are contemporaneous books or records, whether in hard copy or electronic or digital format (including emails, databases, and other file formats) evidencing a specific, good faith intention of future Use.

(c) “Control” or “Controlled” means, with respect to any Intellectual Property, the right to grant a license or sublicense to such Intellectual Property as provided for herein without (i) violating the terms of any agreement or other arrangement with any third party (ii) requiring any consent, approvals or waivers from any third party, or any breach or default by the Party being granted any such license or sublicense being deemed a breach or default affecting the rights of the Party granting such license or sublicense, or (iii) requiring the payment of material compensation to any third party.

(d) “FSB” means GE Capital Retail Bank.

(e) “GE Intellectual Property” means Intellectual Property that is (i) Controlled by GE and its Affiliates as of the Effective Date or the date it is assigned to GE and its Affiliates pursuant to the Master Agreement and (ii) in Use, held for Use or Contemplated To Be Used by the Company and its Subsidiaries as of the Effective Date or the date of such assignment, but specifically excludes (A) the GE Materials, (B) Intellectual Property Controlled by GE and its Affiliates that is expressly made available under the Transitional Services Agreement, (C) any and all rights in internet protocol addresses, and (D) any Patents that are subject to standard-setting organization obligations.

(f) “GE Materials” means, collectively, (i) the accounting policies and related documentation of GE and its Affiliates (“Accounting Policies”), (ii) Six Sigma and LEAN Software, documentation and materials of GE and its Affiliates (the “Six Sigma Materials”), (iii) the corporate policies and manuals of GE and its Affiliates, and (iv) the training materials of GE and its Affiliates.

(g) “Improvement” means any modification, derivative work or improvement of any Technology, whether patented or not and whether patentable or not.

(h) “Intellectual Property” means all of the following, whether protected, created or arising under the laws of the United States or any other foreign jurisdiction, including: (i) all invention disclosures (whether patentable or unpatentable and whether or not reduced to practice) and all United States and non-U.S. patents, patent applications (along with all patents issuing thereon), statutory invention registrations, divisions, continuations, continuations-in-part, substitute applications of the foregoing and any extensions, reissues, restorations and reexaminations thereof, and all rights therein provided by international treaties or conventions (collectively, “Patents”), (ii) copyrights, mask work rights, database rights and design rights, whether or not registered, published or unpublished, and registrations and applications for registration thereof; and all rights therein whether provided by international treaties or conventions or otherwise, (iii) trade secrets, and (iv) all other applications and registrations related to any of the intellectual property rights set forth in the foregoing clauses (i)—(iii) above. As used in this Agreement, the term “Intellectual Property” expressly excludes (x) trademarks, service marks, trade names, service names, trade dress, logos, monograms, domain names, domain name locators, and other identifiers of source, including all goodwill associated therewith, and any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, and (y) intellectual property rights arising from or in respect of domain names, domain name registrations and reservations.

(i) “Licensee” means a Party receiving a license or sublicense under this Agreement.

(j) “Licensor” means a Party granting a license under this Agreement.

(k) “Party” means, on the one hand, GE and its Affiliates (including GECC) and, on the other hand, Company and its Subsidiaries, and “Parties” means, collectively, GE and its Affiliates and Company and its Subsidiaries. To the extent the term “Party” or “Parties” is used in this Agreement and the context applies to a right or obligation that would be enjoyed or performed by of an Affiliate of GE or GECC, or a Subsidiary of Company, such right shall be deemed to flow to the Affiliate or Subsidiary, as applicable, while GE and GECC shall cause the applicable Affiliate to perform the obligation, and Company shall cause the applicable Subsidiary to perform the obligation.

(l) “party hereto” means, on the one hand, GE and GECC, and on the other hand, Company. “parties hereto” means, collectively, GE, GECC and Company.

(m) “Representatives” means, with respect to a Person, the Affiliates of such Person (or in the case of Company, the Subsidiaries of Company) and the directors, officers, partners, employees, agents, consultants, contractors, advisors, legal counsel, accountants and other representatives of such Person and its Affiliates (or in the case of Company, the Subsidiaries of Company).

(n) “Software” means the object and source code versions of computer programs and associated documentation, training materials and configurations to use and modify such programs, including programmer, administrator, end user and other documentation.

(o) “Technology” means, collectively, all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, inventions (whether patentable or unpatentable and whether or not reduced to practice) apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or non-public information, and other similar materials, and all recordings, graphs, drawings, reports, analyses, other writings, and other tangible embodiments of the foregoing, in any form, whether or not specifically listed herein, and all related technology, including Software.

(p) “Use” means to use and practice, license, sublicense, and otherwise exploit; to make, have made, use, sell, offer to sell, have sold, import and otherwise provide, commercialize and legally dispose of products and services under; and to develop and create Improvements in connection with.

ARTICLE II

LICENSE GRANT

Section 2.01. Grant from GE to Company and its Subsidiaries.

(a) GE hereby grants and agrees to grant, and shall cause its Affiliates to grant and agree to grant, to Company and its Subsidiaries a non-exclusive, irrevocable, royalty-free, fully paid-up, worldwide, perpetual right and license, with no right to sublicense except as expressly provided in Section 2.01(b), under the GE Intellectual Property: (i) to allow employees, directors and officers of Company and its Subsidiaries to use and practice the GE Intellectual Property solely for internal purposes; (ii) to make, have made, use, sell, offer to sell, have sold, import, and otherwise provide, commercialize and legally dispose of products and services under the GE Intellectual Property; and (iii) to develop and create Improvements in connection with the GE Intellectual Property. As a condition to having any product or service made by any third party pursuant to the foregoing sentence, Company and its Subsidiaries will obtain a written agreement from such third party (a) with confidentiality undertakings that are no less restrictive than those contained in this Agreement and (b) that provides that such third party will make such products or services only on behalf of and at the direction of Company and its Subsidiaries. For the avoidance of doubt, the licenses granted in this Section 2.01(a) cover Technology embodying Intellectual Property identified in this Section 2.01(a).

(b) Company and its Subsidiaries may grant sublicenses of the rights and licenses granted under this Section 2.01 to an acquirer of any of the businesses, operations or assets of Company or its Subsidiaries to which this Agreement relates with regard solely to such business, operations or assets (and not any other businesses, operations, or assets of such acquirer), which acquirer executes an agreement to be bound by all obligations of Company and its Subsidiaries under this Agreement relating to such right and license. Company and its Subsidiaries shall promptly provide a copy of such agreement to GE.

(c) Subject to the terms and conditions of Article VI, Company and its Subsidiaries may permit their suppliers, contractors and consultants to exercise any or all of the rights and licenses granted to Company and its Subsidiaries under this Section 2.01 on behalf of and at the direction of Company and its Subsidiaries (and not solely for the benefit of such suppliers, contractors and consultants).

(d) Notwithstanding anything in this Agreement to the contrary, Company and its Subsidiaries will not Use the Intellectual Property set forth on Exhibit A (the “GE Restricted Intellectual Property”) in the territories and fields set forth on Exhibit A without the prior written consent of GE, which shall not be unreasonably withheld.

Section 2.02. Grant from Company to GE and its Affiliates.

(a) Company hereby grants and agrees to grant, and shall cause its Subsidiaries to grant and agree to grant, to GE and its Affiliates a non-exclusive, irrevocable, royalty-free, fully paid-up, worldwide, perpetual right and license, with no right to sublicense except as expressly provided in Section 2.02(b), under the Company Intellectual Property: (i) to allow employees, directors and officers of GE and its Affiliates to use and practice the Company Intellectual Property solely for internal purposes; (ii) to make, have made, use, sell, offer to sell; have sold, import, and otherwise provide, commercialize and legally dispose of products and services under the Company Intellectual Property; and (iii) to develop and create Improvements in connection with the Company Intellectual Property. As a condition to having any product or service made by any third party pursuant to the foregoing sentence, GE and its Affiliates will obtain a written agreement from such third party (a) with confidentiality undertakings that are no less restrictive than those contained in this Agreement and (b) that provides that such third party will make such products or services only on behalf of and at the direction of GE and its Affiliates. For the avoidance of doubt, the licenses granted in this Section 2.02(a) cover Technology embodying Intellectual Property identified in this Section 2.02(a).

(b) GE and its Affiliates may grant sublicenses of the right and license granted under this Section 2.02 to an acquirer of any of the businesses, operations or assets of GE or its Affiliates to which this Agreement relates with regard solely to such business, operations or assets (and not any other businesses, operations, or assets of such acquirer), which acquirer executes an agreement to be bound by all obligations of GE and its Affiliates under this Agreement relating to such right and license. GE and its Affiliates shall promptly provide a copy such agreement to Company.

(c) Subject to the terms and conditions of Article VI, GE and its Affiliates may permit their suppliers, contractors and consultants to exercise any or all of the rights and licenses granted to GE and its Affiliates under this Section 2.02 on behalf of and at the direction of GE and its Affiliates (and not solely for the benefit of such suppliers, contractors and consultants).

(d) Notwithstanding anything in this Agreement to the contrary, GE and its Affiliates will not Use in the United States and Canada the Company Intellectual Property set forth on Exhibit B (the “Company Restricted Intellectual Property”) in the fields set forth on Exhibit B without the prior written consent of Company, which shall not be unreasonably withheld. For the avoidance of doubt, it shall not be deemed unreasonable to withhold consent if any such Use is for or in connection with a competitor, customer or potential customer of the Company and its Subsidiaries.

Section 2.03. Third Party Licenses. To the extent that any Intellectual Property owned by a third party is licensed under Sections 2.01 or 2.02, the license of such Intellectual Property hereunder shall be subject to all of the terms and conditions of the relevant agreement between the Licensor and such third party pursuant to which such Intellectual Property has been licensed to Licensor.

Section 2.04. Improvements. As between the Parties, Improvements made after the Effective Date and all Intellectual Property rights therein shall be owned by the Party making such Improvement or on whose behalf such Improvement was made. For the avoidance of doubt, (i) such Party making such Improvement shall not own any Intellectual Property rights licensed to such Party hereunder and (ii) such Party may freely assign or license such Improvements but shall not have the right to assign any underlying Intellectual Property of the other Party and shall only have the right to sublicense the underlying Intellectual Property of the other Party as expressly set forth herein. No rights are granted hereunder to a Party to any Improvements made by, or on behalf of another Party or any Intellectual Property rights therein to the extent such Improvement was made after the Effective Date.

Section 2.05. Section 365(n) of the Bankruptcy Code. All rights and licenses granted under this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

Section 2.06. Customers. Each Party agrees that it shall use reasonable efforts to not knowingly bring any legal action or proceeding against, or otherwise communicate with, any customer of another Party with respect to any alleged infringement, misappropriation or violation of any Intellectual Property of such other Party to the extent licensed hereunder based on such customer’s use of the other Party’s products or services without first providing the other Party written notice of such alleged infringement, misappropriation or violation.

Section 2.07. Reservation of Rights. All rights not expressly granted by a Party hereunder are reserved by such Party. Without limiting the generality of the foregoing, the Parties expressly acknowledge that nothing contained herein shall be construed or interpreted as a grant, by implication or otherwise, of any licenses other than the licenses expressly set forth in this Article II. The licenses granted in Sections 2.01 and 2.02 are subject to, and limited by, any and all licenses, rights, limitations and restrictions with respect to, as applicable, the GE Intellectual Property and the Company Intellectual Property previously granted to or otherwise obtained by any third party that are in effect as of the Effective Date.

ARTICLE III

COVENANTS

Section 3.01. Further Assistance. Until one (1) year after the Effective Date, each Party hereby covenants and agrees that it shall, at the request and expense of another Party, use commercially reasonable efforts to assist the other Party in its efforts to obtain any third party consent, approval or waiver necessary to enable such other Party to obtain a license to any Intellectual Property (for the avoidance of doubt, other than Intellectual Property excluded pursuant to Section 1.01(e)(A)-(D)) that, but for the requirements set forth in the definition of Control, would be the subject of a license granted pursuant to Section 2.01 or 2.02 hereunder; provided, however, that such Party shall not be required to seek broader rights or more favorable terms for the other Party than those applicable to such Party prior to the date hereof or as may be applicable to such Party from time to time thereafter. For the avoidance of doubt, Licensor shall not be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval under this Section 3.01. The Parties acknowledge and agree that there can be no assurance that such Party’s efforts will be successful or that the other Party will be able to obtain such licenses or rights on acceptable terms or at all.

Section 3.02. Ownership. No Party shall represent that it has any ownership interest in any Intellectual Property of another Party licensed hereunder.

Section 3.03. Prosecution and Maintenance. Each Party retains the sole right to protect at its sole discretion the Intellectual Property and Technology owned by such Party, including deciding whether and how to file and prosecute applications for registration (including for patents, copyrights and mask work rights) included in such Intellectual Property, whether to abandon prosecution of such applications, and whether to discontinue payment of any maintenance or renewal fees with respect to any such registration.

Section 3.04. Third Party Infringements, Misappropriations, Violations.

(a) Each Party shall promptly notify the other Party in writing of any actual or possible infringements, misappropriations or other violations by a third party of the Intellectual Property of the other Party being licensed hereunder that come to such Party’s attention, as well as the identity of such third party or alleged third party and any evidence of such infringement, misappropriation or other violation within such Party’s custody or control that such Party is reasonably able to provide. The other Party shall have the sole right to determine at its sole discretion whether any action shall be taken in response to such infringements, misappropriations or other violations.

(b) Each Party shall promptly notify another Party in writing upon learning of the existence or possible existence of rights held by any third party that may be infringed, misappropriated or otherwise violated by the Use of the Intellectual Property of the other Party (or any element or portion thereof) licensed hereunder, as well as the identity of such third party and any evidence relating to such purported infringement, misappropriation or other violation within such Party’s custody or control that such Party is reasonably able to provide. Such Party shall cooperate fully with the other Party to avoid infringing, misappropriating or violating any third party rights, and shall discontinue all Use of such Intellectual Property that is the subject of such purported infringement, misappropriation or other violation upon the reasonable request of the other Party to discontinue such Use.

(c) Each Party shall promptly notify another Party in writing upon learning of the existence or possible existence of rights held by any third party that may be infringed, misappropriated or otherwise violated by the Use of the Intellectual Property (or any element or portion thereof) licensed to the other Party hereunder, as well as the identity of such third party. The other Party shall cooperate fully with such Party to avoid infringing, misappropriating or violating any third party rights, and shall discontinue all Use of such Intellectual Property that is the subject of such purported infringement, misappropriation or other violation upon the reasonable request of such Party to discontinue such Use and shall provide such Party any evidence relating to such purported infringement, misappropriation or other violation within the other Party’s custody or control that such Party is reasonably able to provide.

Section 3.05. Patent Marking. Each Party acknowledges and agrees that it shall comply with all reasonable requests of another Party relative to patent markings required to comply with or obtain the benefit of statutory notice or other provisions.

Section 3.06. Cooperation Regarding Restrictions and Limitations Applicable to Licensed Intellectual Property. Until one (1) year after the Effective Date, each Party, at the request of another Party, agrees to use commercially reasonable, good faith efforts to provide the other Party such copies of agreements (subject to any confidentiality restrictions that would prevent disclosure of such agreements) or other information (including summaries of the applicable limitations) that are sufficient to inform the other Party about any limitations or restrictions on the Use of the Intellectual Property licensed to it hereunder and set forth on Exhibit A or B hereto, as applicable, or other specific Intellectual Property licensed hereunder and identified by the other Party in writing to such Party, which has not already been provided to the other Party and which is not otherwise in the possession of the other Party. Such Party shall not have any liability to the other Party resulting or arising from the failure or inability to provide such agreements or information.

ARTICLE IV

GE MATERIALS

Section 4.01. Prior to the Trigger Date. Until the Trigger Date and subject to the limitations and conditions set forth in Section 4.04, GE shall permit Company and its Subsidiaries to use the GE Materials in accordance with GE’s standard policies, procedures and guidelines for use thereof by its Subsidiaries.

Section 4.02. Accounting Policies. On and after the Trigger Date and subject to the limitations and conditions set forth in Section 4.04, GE shall permit Company and its Subsidiaries to use the GE Materials that are identified as “Accounting Policies” and are in use as of the Trigger Date: (i) with the modifications required by Section 4.04(d), for the accounting and reporting purposes of Company and its Subsidiaries (the “Company Accounting Policies”) and (ii) for historical purposes of Company and its Subsidiaries.

Section 4.03. Company Policies and Training Materials. On and after the Trigger Date and subject to the limitations and conditions set forth in Section 4.04, GE shall permit Company and its Subsidiaries to adopt and use the corporate policies, manuals and training materials included in the GE Materials that are in use as of the Trigger Date, with the modifications required by Section 4.04(d), as Company and its Subsidiaries’ own policies, procedures and guidelines (the “Company Policies and Training Materials”).

Section 4.04. Certain Limitations and Conditions.

(a) On and after the Trigger Date, GE shall have no obligation under this Agreement (i) to notify Company and its Subsidiaries’ of any changes or proposed changes to any of the GE Materials, (ii) to include Company and its Subsidiaries’ in any consideration of proposed changes to any of the GE Materials, (iii) to provide draft changes of any of the GE Materials to Company and its Subsidiaries for review or comment, or (iv) to Company and its Subsidiaries’ with any updated materials relating to any of the GE Materials.

(b) The parties hereto acknowledge and agree that, except as expressly set forth above in this Article IV, GE reserves all rights in, to and under, including all Intellectual Property rights with respect to, the GE Materials and no rights with respect to ownership or use shall vest in Company and its Subsidiaries. Further, Company and its Subsidiaries agree to use the same degree of care that Company and its Subsidiaries use with respect to their own information and materials of a similar nature, but in no event less than a reasonable degree of care, to ensure that the GE Materials are not used for any purpose other than the purposes set forth above. Company and its Subsidiaries will allow GE reasonable access to personnel and information as reasonably necessary to determine Company’s and its Subsidiaries’ compliance with the provisions set forth above. If the Company and its Subsidiaries cease to avail themselves of any of the GE Materials referred to in this Article IV or upon expiration of any period during which the Company and its Subsidiaries are permitted to use any of the GE Materials, GE and the Company shall cooperate in good faith to take reasonable appropriate actions to effectuate such cessation or expiration and protect GE’s and its Affiliates’ rights and interests in the GE Materials.

(c) It is understood and agreed that GE makes no representation or warranty as to the suitability of the GE Materials for use by Company and its Subsidiaries or any of their respective divested businesses.

(d) On and after the Trigger Date, and except as set forth in Section 2.A.1 of the Transitional Trademark License Agreement, notwithstanding anything in this Agreement to the contrary, the text of any Company Accounting Policies and Company Policies and Training Materials shall not contain (i) any references to GE or its Affiliates, GE or its Affiliates’ publications, GE or its Affiliates’ personnel (including, without limitation, senior management) or (ii) the title of any policy, manual or other materials in the GE Materials (i.e., “Integrity: the Spirit and Letter of Our Commitment”), any portion thereof, or any confusingly similar phrase; provided such restriction shall not apply to any wholly descriptive title or phrase not confusingly similar to any GE Name and Marks.

(e) Subject to the limitations and conditions set forth in this Section 4.04, Company and its Subsidiaries may create (and their respective contractors may create on their behalf), and Company and its Subsidiaries shall own, derivative works and modifications of the Company Accounting Policies and the Company Policies and Training Materials.

(f) The Company Accounting Policies and the Company Policies and Training Materials may only be (i) used by Company and its Subsidiaries’ employees (including contractors), customers (including brokers and licensed agents) and suppliers, (ii) disclosed as required by applicable Law, and (iii) used by an acquirer of Company and its Subsidiaries or any of the businesses, operations or assets of Company and its Subsidiaries to which this Agreement relates, provided that such acquirer executes an agreement to be bound by all obligations of Company and its Subsidiaries under this Agreement relating to such Company Accounting Policies and Company Policies and Training Materials (a copy of which agreement is provided to GE) and provided further that such acquirer shall be limited to use of such Company Accounting Policies and Company Policies and Training Materials solely in connection with such businesses, operations or assets (and not any other businesses, operations or assets of the acquirer).

(g) To the extent that any GE Materials owned by a third party are provided under this Article IV, the provision of such GE Materials hereunder and any use thereof by the Company and its Subsidiaries along with any and all related Company Accounting Policies and Company Policies and Training Materials shall be subject to all of the terms and conditions of the relevant agreement between GE and/or its Affiliate and such third party pursuant to which such GE Materials have been provided to GE.

Section 4.05. Six Sigma Materials.

(a) GE, subject to any existing legal or contractual obligations in connection with GE’s agreements with the Six Sigma Providers (as defined below) that require GE to assert a claim, agrees not to assert any claim that GE may, now or in the future, have against the Company or its Subsidiaries arising solely out of the Company’s or its Subsidiaries’ internal use of Six Sigma Materials owned by GE or any of its Affiliates relating to the Six Sigma program in use by the Company or its Subsidiaries prior to the Effective Date by its or their employees. Notwithstanding the foregoing, GE’s agreement not to assert claims against the Company or its Subsidiaries shall not extend to any claim that GE may have at any time against Company or any of its Subsidiaries arising out of or in connection with, and solely to the extent of, (a) any breach of any obligation to maintain the confidentiality of the Six Sigma Materials, (b) use of the GE Name and Marks in connection with the Six Sigma Materials, (c) any use, other than the Company’s or its Subsidiaries’ internal use in the Business with its employees in accordance with the foregoing, of the Six Sigma Materials, including use of the Six Sigma Materials by the customers or suppliers of the Business, or (d) any claim arising out of circumstances or facts relating to a claim or proceeding against GE or any of its Affiliates by or on behalf of a Six Sigma Provider or any Affiliate thereof. The Company and its Subsidiaries acknowledge and agree that the Six Sigma Materials and other materials owned by others and relating to the Six Sigma program are confidential and proprietary information. Further, the Company agrees to, and shall cause each of its Subsidiaries to, take all actions necessary or advisable to ensure that the Six Sigma Materials and such other materials are not disclosed to any Person other than the Company and its Subsidiaries unless the Company or one of its Subsidiaries procures from the Six Sigma Providers the right to disclose such Six Sigma Materials.

(b) If and to the extent requested by the Company, GE shall use commercially reasonable efforts to assist the Company in its efforts to obtain non-exclusive licenses (or other appropriate rights) to use, duplicate distribute, practice and otherwise exploit as necessary, materials, concepts, software and methodology necessary for the Company and its Subsidiaries to continue the Six Sigma program in use by the Business immediately prior to the Effective Date from the Six Sigma Academy, Maurice L. Berryman, Minitab, Inc., Decisioneering, Inc., PROMODEL Corporation and any other Person with whom GE has a license relating to such Six Sigma program (each, a “Six Sigma Provider”); provided, however, that GE shall not be required to pay any fees or other payments or incur any obligations to enable Company to obtain any such license or rights. The Parties acknowledge and agree that there can be no assurance that GE’s efforts will be successful or that Company or any of its Subsidiaries will be able to obtain such licenses or rights on acceptable terms or at all.

(c) If and to the extent that on or prior to the Trigger Date the Company and its Subsidiaries have not obtained licenses (or other appropriate rights) from Six Sigma Providers to use, duplicate and distribute, as necessary, the materials, concepts, software and methodology described in Section 4.05(b), the Company and its Subsidiaries shall cease using any and all such materials, concepts, software and methodologies owned by the party or parties with whom the Company has been unable to obtain such licenses or other rights and return to GE on the Trigger Date all such materials, concepts, software and methodologies.

ARTICLE V

TERM AND TERMINATION

Section 5.01. Term. This Agreement shall remain in full force and effect in perpetuity unless terminated in accordance with its terms.

Section 5.02. No Termination. This Agreement may only be terminated upon the mutual written agreement of the parties hereto. In the event of a breach of this Agreement, the sole and exclusive remedy of a non-breaching Party shall be to recover monetary damages and/or to obtain injunctive or equitable relief.

ARTICLE VI

CONFIDENTIALITY

Section 6.01. Confidential Information. The provisions of this Article VI shall apply to any confidential or proprietary information or materials included in the GE Intellectual Property or the Company Intellectual Property licensed, and the GE Materials provided, pursuant to this Agreement (“Confidential Information”). Each Party (“Receiving Party”) shall keep all Confidential Information of another Party (“Disclosing Party”) confidential and shall not and shall cause their Representatives not to, directly or indirectly disclose, reveal, divulge or communicate to any Person (other than its Representatives who reasonably need to know such Confidential Information and are licensed to receive such Confidential Information under Article II and its legal counsel) any such Confidential Information without the prior written consent of the Disclosing Party. The Receiving Party shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Disclosing Party’s Confidential Information by any of its Representatives as it currently uses for its own confidential information of a like nature, but in no event less than a reasonable standard of care.

Section 6.02. Exclusions. The confidentiality obligations in this Article VI shall not apply to any Confidential Information which:

(a) is or becomes generally available to and known by the public (other than as a result of a non-permitted disclosure or other wrongful act directly or indirectly by the Receiving Party),

(b) is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party, provided that the Receiving Party has no knowledge that such source was at the time of disclosure to the Receiving Party bound by a confidentiality agreement with or other obligation of secrecy which was breached by the disclosure,

(c) has been or is hereafter independently acquired or developed by the Receiving Party without reference to such Confidential Information and without otherwise violating any confidentiality agreement with or other obligation of secrecy to the Disclosing Party,

(d) was in the possession of the Receiving Party at the time of disclosure by the Disclosing Party without restriction as to confidentiality, or

(e) is required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to be disclosed by any Governmental Authority (including bank regulators acting in accordance with their authority) or pursuant to applicable Law, provided that the Receiving Party (i) uses all reasonable efforts to provide the Disclosing Party with written notice of such request or demand as promptly as practicable under the circumstances so that the Disclosing Party shall have an opportunity to seek an appropriate protective order or other appropriate remedy, (ii) furnishes only that portion of the Confidential Information which is in the opinion of the Receiving Party’s counsel legally required, and (iii) takes, and causes its Representatives to take, all other reasonable steps necessary to obtain confidential treatment for any such Confidential Information required to be furnished. Subject to the foregoing, the Party that received such request or demand may thereafter disclose or provide any Confidential Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

Section 6.03. Confidentiality Obligations. The Receiving Party shall ensure, by instruction, Contract, or otherwise with its Representatives that such Representatives comply with the provisions of this Article VI. The Receiving Party shall indemnify and hold harmless the Disclosing Party in the event of any breach by the Receiving Party’s Representatives of this Article VI. The Receiving Party shall promptly notify the Disclosing Party in the event that the Receiving Party learns of any unauthorized use or disclosure of such Confidential Information by it or its Representatives, and shall promptly take all actions necessary to correct and prevent such use or disclosure.

ARTICLE VII

INDEMNIFICATION; DISCLAIMERS; ASSUMPTION OF RISK

Section 7.01. Indemnification by Company. Company shall fully indemnify and hold harmless GE and its Affiliates and their respective directors, officers, employees and agents (collectively, “GE Indemnified Parties”) from and against any and all losses, damages, liabilities, costs (including reasonable attorneys’ fees) and expenses (collectively, “Damages”) incurred by any such GE Indemnified Party based on any third party claim arising out of or relating to (i) except for any third party Intellectual Property covered by Section 7.04, Company’s or its Subsidiaries’ breach of this Agreement or (ii) the performance, rendering, offering to perform or render, sale, offering for sale, development, promotion or other disposition of products or services by Company or any of its Subsidiaries of products and services using or based on the GE Intellectual Property licensed hereunder (including products liability claims) or other Use of the GE Intellectual Property or GE Materials.

Section 7.02. Indemnification by GE. GE shall fully indemnify and hold harmless Company and its Subsidiaries and their respective directors, officers, employees and agents (collectively, “Company Indemnified Parties”) from and against any and all Damages incurred by any such Company Indemnified Party based on any third party claim arising out of or relating to (i) except for any third party Intellectual Property covered by Section 7.04, GE’s or its Affiliates’ breach of this Agreement or (ii) the performance, rendering, offering to perform or render, sale, offering for sale, development, promotion or other disposition of products or services by GE or any of its Affiliates of products and services using or based on the Company Intellectual Property licensed hereunder (including products liability claims) or other Use of the Company Intellectual Property.

Section 7.03. Indemnity Procedures. Any indemnified party submitting an indemnity claim under Section 7.01 or 7.02, as applicable (“Indemnified Party”), shall: (a) promptly notify the indemnifying Party under Section 7.01 or 7.02, as applicable (“Indemnifying

Party”), of such claim in writing and furnish the Indemnifying Party with a copy of the applicable communication, notice or other action relating to the event for which indemnity is sought; provided that no failure to provide such notice pursuant to this clause (a) shall relieve the Indemnifying Party of its indemnification obligations, except to the extent such failure materially prejudices the Indemnifying Party’s ability to defend or settle the claim; (b) give the Indemnifying Party the authority, information and assistance necessary to defend or settle such suit or proceeding in such a manner as the Indemnifying Party shall determine; and (c) give the Indemnifying Party sole control of the defense (including the right to select counsel, at the Indemnifying Party’s expense) and the sole right to compromise and settle such suit or proceeding; provided, however, that in the case of the foregoing clauses (b) and/or (c), the Indemnifying Party shall not, without the written consent of the Indemnified Party, compromise or settle any suit or proceeding unless such compromise or settlement (i) is solely for monetary damages (for which the Indemnifying Party shall be responsible), (ii) does not impose injunctive or other equitable relief against the Indemnified Party and (iii) includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding. Notwithstanding anything in this Article VII to the contrary, with respect to any claim covered by Section 7.01 or 7.02, as applicable, the Indemnified Party (in its capacity as such) may participate in the defense at its own expense.

Section 7.04. Third Party IP. To the extent that any Intellectual Property owned by a third party is sublicensed under Section 2.01 or 2.02 by a Licensor, such Licensor shall offer to provide the Licensee with the benefit of any representations, warranties and indemnities in connection with such Intellectual Property that are permitted to be offered by such Licensor to the Licensee under and subject to the terms and conditions of the applicable agreement

Section 7.05. DISCLAIMER OF WARRANTIES. SUBJECT TO SECTION 7.04 BUT OTHERWISE NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THE INTELLECTUAL PROPERTY LICENSED BY THE LICENSOR PURSUANT TO THIS AGREEMENT IS FURNISHED “AS IS”, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, QUALITY, USEFULNESS, COMMERCIAL UTILITY, ADEQUACY, OR COMPLIANCE WITH ANY LAW, DOMESTIC OR FOREIGN, AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. EACH OF THE PARTIES EXPRESSLY DISCLAIMS THAT IT IS OWED ANY DUTIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT, AND WAIVES AND RELEASES ANY AND ALL TORT CLAIMS AND CAUSES OF ACTION THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT.

Section 7.06. DISCLAIMER OF CONSEQUENTIAL AND OTHER DAMAGES. OTHER THAN IN CONNECTION WITH ANY BREACH OF ARTICLE VI, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (PROVIDED THAT ANY SUCH LIABILITY WITH RESPECT TO A THIRD PARTY CLAIM SHALL BE CONSIDERED DIRECT DAMAGES) OF SUCH OTHER PARTY ARISING IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Section 7.07. Assumption of Risk. The Licensee hereby assumes all risk and liability in connection with its use of the GE Intellectual Property or the Company Intellectual Property, as the case may be.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.01. Assignment.

(a) This Agreement shall not be assignable, in whole or in part, by any party hereto to any third party, including Affiliates of any party hereto, without the prior written consent of the other parties hereto, and any attempted assignment without such consent shall be null and void. Notwithstanding the foregoing, this Agreement may be assigned by any party hereto as follows without obtaining the prior written consent of the other parties hereto:

(i) GE, in its sole discretion, may assign this Agreement, and any or all of its rights under this Agreement, and may delegate any or all of its duties under this Agreement to any Affiliate of GE at any time, which expressly accepts such assignment in writing and assumes, as applicable, any such duties, provided that GE shall continue to remain liable for the performance by such assignee.

(ii) Company, in its sole discretion, may assign this Agreement, and any or all of its rights under this Agreement, and may delegate any or all of its duties under this Agreement to any Subsidiary of Company at any time, which expressly accepts such assignment in writing and assumes, as applicable, any such duties, provided that Company shall continue to remain liable for the performance by such assignee.

(iii) Each party hereto may assign any or all of its rights, or delegate any or all of its duties, under this Agreement to (i) an acquirer of all or substantially all of the equity or assets of the business of such party to which this Agreement relates or (ii) the surviving entity in any merger, consolidation, equity exchange or reorganization involving such party, provided that such acquirer or surviving entity, as the case may be, executes an agreement to be bound by all the obligations of such party under this Agreement and a copy of such agreement is provided to the other parties hereto.

(b) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their successors, legal representatives, and permitted assigns. All license rights and covenants contained herein shall run with all Intellectual Property of the Parties licensed hereunder and shall be binding on any successors in interest or assigns thereof.

Section 8.02. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of Laws principles of the State of New York other than Section 5-1401 of the General Obligations Law of the State of New York.

Section 8.03. Force Majeure. No Party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (i) notify the other Parties of the nature and extent of any such Force Majeure condition and (ii) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 8.04. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.04):

If to GE and its Affiliates, to:

General Electric Company

3135 Easton Turnpike

Fairfield, CT 06828

Attention: Senior Counsel for Transactions

Fax: (203) 373-3008

General Electric Capital Corporation

901 Main Avenue

Norwalk, CT 06851

Attention: William Bandon, Lead Executive Counsel – IT, Sourcing and Operations

Fax: (203) 907-1806

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Howard Chatzinoff, Esq.

Fax: (212) 310-8007

If to Company and its Subsidiaries, to:

Synchrony Financial

777 Long Ridge Road

Stamford, CT 06902

Attention: General Counsel

Fax: (203) 567-8103

Section 8.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 8.06. Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement (including the Exhibits hereto), together with the Master Agreement, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties with respect to the subject matter of this Agreement.

Section 8.07. No Third-Party Beneficiaries. Except as provided in Article VII with respect to the GE Indemnified Parties and Company Indemnified Parties, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.08. Public Announcements. The Parties shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 8.09. Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by all the parties hereto. No waiver by any party hereto of any provision hereof shall be effective unless explicitly set forth in writing and executed by the party hereto so waiving. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 8.10. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms Article, Section, paragraph, and Exhibit are references to the Articles, Sections, paragraphs, and Exhibits to this Agreement unless otherwise specified, (c) the word “including” and words of similar import shall mean “including, without limitation,” (d) provisions shall apply, when appropriate, to successive events and transactions, (e) the table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and (f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 8.11. Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement or the validity, interpretation, breach or termination of any provision of this Agreement shall be resolved in accordance with Article IX of the Master Agreement.

Section 8.12. Specific Performance. Each Party acknowledges and agrees that the breach of this Agreement would cause irreparable damage to another Party affected thereby and that such Party will not have an adequate remedy at law. Therefore, the obligations of the Parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

Section 8.13. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

Section 8.14. Relationship of the Parties. Nothing contained herein is intended or shall be deemed to make a Party the agent, employee, partner or joint venturer of the other Parties or be deemed to provide such Party with the power or authority to act on behalf of the other Parties or to bind the other Parties to any contract, agreement or arrangement with any other individual or entity.

Section 8.15. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such Agreement.

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IN WITNESS WHEREOF, GE, GECC and Company have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

GENERAL ELECTRIC COMPANY

By
Name:
Title:

GENERAL ELECTRIC CAPITAL CORPORATION

By
Name:
Title:

SYNCHRONY FINANCIAL

By
Name:
Title:

EXHIBITS

EXHIBIT A	GE Restricted Intellectual Property

EXHIBIT B	Company Restricted Intellectual Property

EXHIBIT A

GE Restricted Intellectual Property

EXHIBIT B

Company Restricted Intellectual Property

2